                                                         Exhibit No. EX-23.h.9.a

                                    EXHIBIT A
                       to the Fee Waiver Agreement between
                        GARTMORE VARIABLE INSURANCE TRUST
                          and GARTMORE SA CAPITAL TRUST

                             Effective May 1, 2007*

Name of Fund                                           Expense Waivers

American Funds GVIT Growth Fund                                 0.15%
American Funds GVIT Global Growth Fund                          0.15%
American Funds GVIT Asset Allocation Fund                       0.15%
American Funds GVIT Bond Fund                                   0.15%
American Funds GVIT Growth and Income Fund                      0.15%

*    As most recently  approved at the December 7, 2006 Board Meeting to add the
     American Funds GVIT Growth and Income Fund.